UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014

WORLD STEVIA CORP.

(Exact name of registrant as specified in charter)

Nevada	333-183239	99-0373498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9107 Wilshire Blvd, Suite 450, Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

1-866-784-7239

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On February 13, 2014, World Stevia Corp. (the “Company”) received a resignation notice from Quinn Ryan Louie from all of his positions with the Company, including President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.  Mr. Louie’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On February 13, 2014, the Company’s Board of Directors and the majority of its shareholders appointed Chad S. Johnson as its new President, CEO, Principal Executive Officer, Treasurer, and Secretary, and as a Director.

Mr. Chad S. Johnson is a June 1989 graduate of Harvard with a concentration in economics and a June 1992 graduate of Harvard Law School.  After a federal clerkship, Mr. Johnson worked as a financial institutions mergers, acquisitions and regulatory attorney for Skadden Arps Slate Meagher & Flom LLP from November 1993 through October 2000.  In May 2000, he volunteered full-time with the Gore/Lieberman campaign and subsequent recount effort.  Mr. Johnson served as founder, pro bono general counsel, and/or director for several gay and lesbian civil rights, AIDS, and political organizations during his time at Skadden Arps.  He then served as executive director of the national lgbt democrats’ organization for two years before pursuing various private entrepreneurial ventures while also serving as chief of staff and general counsel for a premier cosmetic surgery center from September 2003 to February 2013, gaining key insight into law and medicine through interaction with patients, physicians, and industry partners. Mr. Johnson co-founded the non-profit World AIDS Institute and thereafter the Timothy Ray Brown Foundation.  He has founded or served on the boards of directors for several political action committees (PACs) and issue-advocacy or lobbying organizations in Washington, DC. Currently, Mr. Johnson holds executive positions on the boards of multiple corporations and non-profit organizations.

Mr. Johnson will serve as our Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Johnson and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Johnson and any of our officers or directors.  Mr. Johnson also serves as a director and officer of Cannabis Science, Inc., Endocan Corporation and Immunoclin Corporation, all publicly traded corporations.

Robert Kane worked as a registered representative for Stifel Nicolaus & Co. from November 2008 to December 2009. In 2010, Mr. Kane founded and worked as president of Cannabis Consulting, Inc.  In 2012, after doing investor relations for Cannabis Science, Robert sold Cannabis Consulting Inc, to Cannabis Science.   Last year Mr. Kane was appointed as Chief Financial Officer and director of Cannabis Science.  He also serves as Chief Financial Officer and director for Endocan Corporation.

Mr. Kane will serve as our Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Kane and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Kane and any of our officers or directors.  Mr. Kane has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 17, 2014, the Company’s Board of Directors as well as a majority of its shareholders voted to change the name of the Company to Cannabis Capital Corp.  The Company has filed a Certificate of Amendment with the Nevada Secretary of State with an effective date of March 3, 2014.  The Company has also filed a notice to FINRA and will provide an update once FINRA approves the name change.

Item 8.01        Other Events.

In conjunction with the Company’s recent name change, the Company has decided to change its focus.  The Company is now focusing its efforts on acquiring various businesses and technologies in the Cannabis industry and developing such businesses and technologies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Stevia Corp.

Date: February 21, 2014	By:	/s/ Chad S. Johnson
Chad S. Johnson, President, C.E.O. & Director